Exhibit 10.1

February 7, 2019

Rafe Brown

60 Sunset Rd, Weston,

MA, 02493

Dear Rafe,

Mimecast is pleased to offer you the position of Chief Financial Officer. Our offer is contingent on a successful background check being completed and compensation details are subject to board approval. You’d work from the Lexington office, travel from time to time, including to our global offices. You would report to me as part of our senior executive team.

Our offer of employment is as follows:

i.	Your semi-monthly salary will be $15,625.00 ($375,000.00 annualized), to be paid on a semi-monthly basis;

ii.

You will be eligible to participate in a discretionary bonus plan through which you will be eligible to receive a bonus of up to 60% of your annual salary, pro-rated as applicable based on your start date, provided you remain employed with the Company through the date upon which the bonuses are awarded; this bonus is typically paid quarterly based on financial results per the Executive Variable Compensation Plan, which may be subject to change;

iii.

Subject to approval by the Company’s Board of Directors, you will be awarded 180,000 share options which will be issued on the first trading day of the month following your hire date and priced as of the close of that day. Vesting for this award will commence on the vesting commencement date stated in the Option Agreement. Unless otherwise specified in the schedule in the Option Agreement, the vesting schedule shall be as follows: 25% of the Options shall be vested on the first anniversary of the vesting commencement date and thereafter 6.25% of the Option Shares shall vest quarterly until the Option Shares are fully vested on the fourth anniversary of the vesting commencement date.

iv.

Also subject to approval by the Company’s Board of Directors, you will be awarded 50,000 Restricted Stock Units (RSU) which will be issued on the first trading day of the month following your hire date. Vesting for this award will commence on the vesting commencement date stated in the Restricted Stock Unit Agreement. Unless otherwise specified in the schedule in Restricted Stock Unit agreement, the vesting schedule shall be as follows: 25% of the Options shall be vested on the anniversary of the vesting commencement date and annually thereafter until the RSU’s are fully vested on the fourth anniversary of the vesting commencement date.

v.

If your employment is terminated by the Company or any successor company without cause (as defined below) or you terminate your employment for good reason (as defined below), then you will continue to receive your base salary, target bonus and health and dental insurance benefits for a period of time after the date of termination equal to 6 months, in each such case subject to your execution and delivery of a release drafted by and satisfactory to counsel for the Company. “Cause” shall mean, for purposes of this letter, willful misconduct by you relating to your duties to the Company, or willful failure by you to perform your responsibilities to the Company as determined by the Company in good faith. No act or failure to act by you shall be considered willful unless it is done, or omitted to be done, in bad faith or without a reasonable belief by you that your actions or omissions were in the best interests of the Company. “Good Reason” shall mean, for purposes of this letter, the occurrence of any of the following events without your prior written consent: (i) a reduction in your base salary or total target compensation of more than 5%; (ii) a material diminution in your duties, authority or responsibilities; (iii) a material relocation; or (iv) a material breach of this letter, including the Agreement (as defined below);

vi.

If there is a Change of Control (as defined below) in the company, fifty percent (50%) of any of your then unvested outstanding options (or other equity) will immediately become vested and exercisable. In addition, if within one (1) year after a Change of Control your employment is terminated by the Company or any successor company without “cause” (as defined above) or you terminate your employment for “good reason” (as defined above), then the remainder of your unvested options (or other equity) will become immediately vested and exercisable. For the avoidance of doubt, “Change of Control” means the sale of all or substantially all the stock or assets of Company through a merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions. A merger or consolidation of the company means that the shareholders of the Company hold less than 50% of the shares in the resulting entity on completion of the transaction.

vii.	You will be eligible for four weeks of vacation annually in addition to other benefits available to employees for sick and holiday time which will be pro-rated for the remainder of the fiscal year.

Your employment relationship with Mimecast will be ‘at-will’, meaning that you are free to resign from, and Mimecast is free to terminate, your employment at any time for any reason, with or without notice. Nothing in this offer letter shall be construed to alter this ‘at-will’ employment relationship.

Your acceptance of this offer (‘Offer Letter’) is subject to your signature on a ‘Confidentiality and Non-Disclosure (Agreement), which will be provided to you under separate cover. No prior promises, discussions, representations, or other understandings relative to terms or conditions of your employment are to be considered part of this agreement unless expressed in writing in this Offer Letter and the Agreement.

Mimecast reserves the right to conduct background and reference checks and your employment is contingent on satisfactory results of those checks. Upon acceptance, we will provide you with the new hire paperwork and an I-9 form, which is required by the government to verify employment eligibility. Noted on the back of the I-9 are lists of acceptable documents for this purpose. The appropriate documents must be presented when you report to work, since we will be unable to process your employment paperwork without them.

Rafe, we are very excited to have you join our growing team and I believe you can be extremely successful with us. If you have any questions please do not hesitate to call me at 617-285-4483 / 781 697 6895. Otherwise, please confirm your acceptance of this offer of employment and start date by email to me at pbauer@mimecast.com.

We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Sincerely,

/s/ Peter Bauer

Peter Bauer

Chief Executive Officer

Accepted by:	/s/ Rafe Brown

Date:	February 8, 2019